Exhibit 99.1
FOR IMMEDIATE RELEASE

Heidrick & Struggles Reports 2022 Third Quarter and Nine Month Results

Robust Operating Margins of 11.1% in the Third Quarter
Achieved $1.02 Diluted EPS in the Third Quarter

CHICAGO, October 24, 2022 – Today Heidrick & Struggles International, Inc. (Nasdaq: HSII) (“Heidrick & Struggles” or the “Company”) announced financial results for its third quarter ended September 30, 2022.

Third Quarter Highlights:

•Net revenue of $255.2 million; on a constant currency basis net revenue was $265.8 million
•Operating income of $28.3 million and operating margin of 11.1%
•Net income of $20.8 million and diluted earnings per share of $1.02
•Adjusted EBITDA of $33.3 million and adjusted EBITDA margin of 13.0%
•Cash, cash equivalents and marketable securities was $456.0 million, 30.9% higher than September 30, 2021

“We are pleased with the performance we delivered in the third quarter, which was near historic highs," stated Heidrick & Struggles' President and Chief Executive Officer, Krishnan Rajagopalan. “Our strong profitability was realized even as we continue to make investments for the long-term in digital product innovation and despite unfavorable foreign exchange fluctuations. We are proud of our results as they were achieved in a slowing global market that is being impacted by looming recessionary concerns given rampant inflation and rising interest rates. On a constant currency basis, revenue for the quarter exceeded our record year-ago levels. Further, even with the current market slowdown and the strength of the U.S. dollar, we still expect to see our performance to be above the record years we delivered pre-pandemic in 2018 and 2019.”

Rajagopalan continued, “We continue on our ambitious path, with a goal to transform Heidrick & Struggles into the world’s leading leadership advisory firm that will provide a new generation of business services that will enable companies to achieve higher performance from their executive-level talent in a fast-changing world. Across Executive Search, On-Demand Talent and Heidrick Consulting, we’re leveraging our assets while developing complementary digital products to strategically differentiate our firm and address vital leadership needs along with commitments to DE&I, purpose and sustainability. Together with our powerful One Heidrick go-to-market approach, we expect our diversification strategy will meet increasingly complex client demands, while further enhancing long-term shareholder value."

2022 Third Quarter Results

Consolidated net revenue of $255.2 million compared to record consolidated net revenue of $263.8 million in the 2021 third quarter. Excluding the impact of exchange rate fluctuations, which negatively impacted results by 4.0%, or $10.6 million, consolidated net revenue increased 0.7%, or $2.0 million from the 2021 third quarter.

Executive Search net revenue of $212.8 million compared to net revenue of $221.6 million in the 2021 third quarter. Excluding the impact of exchange rate fluctuations, which negatively impacted results by 4.2%, or $9.2 million, net revenue increased 0.2%, or $0.4 million from the 2021 third quarter. Net revenue decreased 3.4% in the Americas (down 3.3% on a constant currency basis), decreased 3.6% in Europe (up 12.7% on a constant currency basis), and decreased 7.3% in Asia Pacific (down 0.6% on a constant currency basis) when compared to the prior year third quarter. The Industrial and Social Impact practice groups exhibited growth over the prior year.

The Company had 389 Executive Search consultants at September 30, 2022, compared to 368 at September 30, 2021. Productivity, as measured by annualized Executive Search net revenue per consultant, was $2.2 million compared to $2.4 million in the 2021 third quarter. Average revenue per executive search was approximately

$155,000, up from $134,000 a year earlier. The number of confirmed searches decreased 17.1% compared to the year-ago period.

On-Demand Talent net revenue of $23.2 million compared to net revenue of $24.3 million in the 2021 third quarter. This reflects an anticipated seasonal slowdown partially offset by increases in average project size, reflecting strategic initiatives to expand and penetrate key accounts, along with increases in project extensions.

Heidrick Consulting net revenue of $19.1 million compared to net revenue of $17.9 million in the 2021 third quarter. Excluding the impact of exchange rate fluctuations, which negatively impacted results by 7.5%, or $1.3 million, Heidrick Consulting revenue increased 14.4%, or $2.6 million, compared to the prior year period. The Company had 72 Heidrick Consulting consultants at September 30, 2022, compared to 66 at September 30, 2021.

Consolidated salaries and benefits decreased $14.4 million, or 7.8%, to $171.5 million compared to $185.9 million in the 2021 third quarter. Year-over-year, fixed compensation expense increased $3.4 million due to base salaries and payroll taxes and retirement and benefits, partially offset by decreases in the deferred compensation plan and talent acquisition and retention costs. Variable compensation decreased $17.9 million due to a decrease in production. Salaries and benefits expense was 67.2% of net revenue for the quarter, compared to 70.5% in the 2021 third quarter.

General and administrative expenses were $32.2 million compared to $29.2 million in the 2021 third quarter. The increase was primarily due to business development travel, information technology, bad debt and professional fees. As a percentage of net revenue, general and administrative expenses were 12.6% for the 2022 third quarter compared to 11.1% in the 2021 third quarter.

The Company’s cost of services was $17.8 million, or 7.0% of net revenue for the quarter, compared to $18.7 million, or 7.1% of net revenue in the 2021 third quarter, primarily related to On-Demand Talent and a decrease in the volume of on-demand projects.

Research and development, a new category of expense in 2022 that captures expenses associated with new digital product development efforts, was $5.4 million, or 2.1% of net revenue for the quarter. Consistent with all investments, research and development is subject to the Company’s return on investment criteria.

Operating income was $28.3 million for the quarter compared to record $33.3 million in the 2021 third quarter. Operating income margin was 11.1% versus 12.6% in the 2021 third quarter. The Company recorded a fair value adjustment to reduce the On-Demand Talent earnout by $0.5 million in the 2022 third quarter. Year-ago results included a $3.3 million restructuring credit related to the timing of office closures associated with the Company’s real estate strategy. Excluding these items in both periods, adjusted operating income in the 2022 third quarter was $27.8 million compared to $30.1 million in the 2021 third quarter and adjusted operating income margin was 10.9% compared to 11.4% in the 2021 third quarter.

Net income was $20.8 million and diluted earnings per share was $1.02, with an effective tax rate of 29.5%. This compares to record net income of $24.5 million and record diluted earnings per share of $1.21, with an effective tax rate of 27.0%, in the 2021 third quarter. Excluding the aforementioned fair value adjustment of the earnout in the 2022 third quarter and the restructuring credit in the 2021 third quarter, adjusted net income in the 2022 third quarter was $20.5 million compared to $22.4 million in the 2021 third quarter and adjusted diluted earnings per share was $1.00 compared to $1.11 in the 2021 third quarter, with adjusted effective tax rates of 29.5% and 26.0%, respectively, for the 2022 third quarter and 2021 third quarter.

Adjusted EBITDA was $33.3 million compared to $35.5 million in the 2021 third quarter. Adjusted EBITDA margin was 13.0%, compared to 13.5% in the 2021 third quarter.

Net cash provided by operating activities was $138.5 million, compared to net cash provided by operating activities of $117.1 million in the 2021 third quarter. Cash, cash equivalents and marketable securities at September 30, 2022 was $456.0 million, compared to $545.2 million at December 31, 2021 and $348.3 million at September 30, 2021. The Company’s cash position typically builds throughout the year as employee bonuses are accrued, mostly to be paid out in the first quarter. There was no debt on the balance sheet at September 30, 2022, providing the Company financial flexibility.

2022 Nine Month Results

For the nine months ended September 30, 2022, consolidated net revenue was $837.7 million compared to $717.5 million in the first nine months of 2021. Excluding the impact of exchange rate fluctuations, which negatively impacted results by 3.2%, or $22.9 million, consolidated net revenue increased 20.0%, or $143.2 million, compared to the prior year period.

Executive Search net revenue in the first nine months of 2022 increased 13.4%, or $83.9 million, to $709.3 million from $625.4 million in the first nine months of 2021. Excluding the impact of exchange rate fluctuations, which negatively impacted results by 3.2%, or $20.0 million, net revenue increased 16.6%, or $103.9 million. Net revenue increased 16.9% in the Americas (increased 16.8% on a constant currency basis), increased 11.0% in Europe (increased 23.4% on a constant currency basis), and increased 0.6% in Asia Pacific (increased 5.8% on a constant currency basis). All industry practices exhibited growth over the prior year, except for Healthcare & Life Sciences. Productivity was $2.5 million for the first nine months of 2022 compared to $2.3 million in the first nine months of 2021. The average revenue per executive search was approximately $142,000 in the first nine months of 2022 compared to $127,000 the same period in 2021, while confirmations increased 1.2%.

On-Demand Talent net revenue in the first nine months of 2022 was $69.0 million compared to $43.0 million in the same period of 2021. The increase in net revenue was primarily due to the timing of the acquisition in the prior year and an increase in the average project size.

Heidrick Consulting net revenue in the first nine months of 2022 increased 21.3%, or $10.4 million, to $59.5 million from $49.1 million in the first nine months of 2021. Excluding the impact of exchange rate fluctuations, which negatively impacted results by 5.6%, or $2.7 million, Heidrick Consulting revenue increased 26.9%, or $13.2 million, compared to the prior year period.

Operating income for the first nine months of 2022 was $92.4 million compared to operating income of $81.7 million in the same period of 2021. The operating income margin was 11.0% compared to 11.4% in the first nine months of 2021. Excluding the $0.5 million fair value adjustment to reduce the earnout in the 2022 year-to-date period and the restructuring charge of $3.8 million recorded in the 2021 year-to-date period, adjusted operating income for the first nine months of 2022 was $91.9 million compared to $85.4 million in the first nine months of 2021 and adjusted operating income margin was 11.0% compared to 11.9% in the first nine months of 2021.

Net income for the first nine months of 2022 was $63.4 million and diluted earnings per share was $3.09, with an effective tax rate of 31.3%. This compares to net income of $60.1 million and diluted earnings per share of $2.97 with an effective tax rate of 31.8% in the first nine months of 2021. Excluding the aforementioned fair value adjustment of the earnout recorded in the 2022 year-to-date period and the restructuring charge recorded in the 2021 year-to-date period, adjusted net income for the first nine months of 2022 was $63.1 million compared to $62.7 million in the first nine months of 2021 and adjusted diluted earnings per share was $3.07 compared to $3.10 in the first nine months of 2021, with adjusted effective tax rates of 31.3% and 31.7%, respectively, for the 2022 period and 2021 period.

Adjusted EBITDA for the first nine months of 2022 was $105.7 million and adjusted EBITDA margin was 12.6%, compared to adjusted EBITDA of $104.5 million and adjusted EBITDA margin of 14.6% for the same period in 2021.

Dividend

The Board of Directors declared a 2022 fourth quarter cash dividend of $0.15 per share payable on November 18, 2022, to shareholders of record at the close of business on November 4, 2022.

2022 Fourth Quarter Outlook

The Company expects 2022 fourth quarter consolidated net revenue between $215 million and $235 million, while acknowledging that continued fluidity in external factors such as the foreign exchange and interest rate environments, foreign conflicts, and inflation may impact quarterly results. In addition, this outlook is based on the average currency rates in September 2022 and reflects, among other factors, management's assumptions for the anticipated volume of new Executive Search confirmations, On-Demand Talent projects, and Heidrick Consulting assignments, consultant productivity, consultant retention, and the seasonality of the business, along with the current backlog.

Quarterly Webcast and Conference Call

Heidrick & Struggles will host a conference call to review its third quarter results today, October 24, 2022 at 5:00 pm Eastern Time. Participants may access the Company’s call and supporting slides through its website at www.heidrick.com or by dialing (888) 440-4091 or (646) 960-0846, conference ID# 6106012. For those unable to participate on the live call, a webcast and copy of the slides will be archived at www.heidrick.com and available for up to 30 days following the investor call.

About Heidrick & Struggles International, Inc.

Heidrick & Struggles (Nasdaq: HSII) is a premier provider of global leadership advisory and on-demand talent solutions, serving the senior-level talent and consulting needs of the world's top organizations. In our role as trusted leadership advisors, we partner with our clients to develop future-ready leaders and organizations, bringing together our services and offerings in executive search, diversity and inclusion, leadership assessment and development, organization and team acceleration, culture shaping and on-demand, independent talent solutions. Heidrick & Struggles pioneered the profession of executive search more than 65 years ago. Today, the firm provides integrated talent and human capital solutions to help our clients change the world, one leadership team at a time. ® www.heidrick.com

Non-GAAP Financial Measures

To supplement the financial results presented in accordance with generally accepted accounting principles in the United States (“GAAP”), Heidrick & Struggles presents certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of comprehensive income, balance sheets or statements of cash flow of the Company.

The non-GAAP financial measures used within this earnings release are adjusted operating income, adjusted operating income margin, adjusted net income, adjusted basic and diluted earnings per share, adjusted effective tax rate, adjusted EBITDA, adjusted EBITDA margin, and consolidated and segment net revenue excluding the impact of exchange rate fluctuations. These measures are presented because management uses this information to monitor and evaluate financial results and trends. Management believes this information is also useful for investors to evaluate the comparability of financial information presented. Reconciliations of these non-GAAP financial measures to the most directly comparable measures calculated and presented in accordance with GAAP are provided as schedules attached to this release.

Adjusted operating income reflects the exclusion of earnout obligation adjustments and restructuring charges.

Adjusted operating income margin refers to adjusted operating income as a percentage of net revenue in the same period.

Adjusted net income and adjusted diluted earnings per share reflect the exclusion of earnout obligation adjustments and restructuring charges, net of tax.

Adjusted effective tax rate reflects the exclusion of earnout obligation adjustments and restructuring charges, net of tax.

Adjusted EBITDA refers to earnings before interest, taxes, depreciation, intangible amortization, equity-settled stock compensation expense, earnout accretion, earnout obligation adjustments, contingent compensation related to acquisitions, deferred compensation plan income and expense, restructuring charges, and other non-operating income (expense).

Adjusted EBITDA margin refers to adjusted EBITDA as a percentage of net revenue in the same period.

The Company evaluates its results of operations on both an as reported and a constant currency basis. The constant currency presentation is a non-GAAP financial measure, which excludes the impact of fluctuations in foreign currency exchange rates. The Company believes providing constant currency information provides valuable supplemental information regarding its results of operations, consistent with how it evaluates its performance. The Company calculates constant currency percentages by converting its financial results in a local currency for a period using the average exchange rate for the prior period to which it is comparing. This calculation may differ from similarly titled measures used by other companies.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the federal securities laws, including statements regarding guidance for the third quarter of 2022. The forward-looking statements are based on current expectations, estimates, forecasts, and projections about the industry in which we operate and management's beliefs and assumptions. Forward-looking statements may be identified by the use of words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “outlook,” “projects,” “forecasts,” “goal” and similar expressions. Forward-looking statements are not guarantees of future performance, rely on a number of assumptions, and involve certain known and unknown risks and uncertainties that are difficult to predict, many of which are beyond our control. Factors that may cause actual outcomes and results to differ materially from what is expressed, forecasted, or implied in the forward-looking statements include, among other things, the impacts, direct and indirect, of the COVID-19 pandemic (including the emergence of variant strains) on our business, our consultants and employees, and the overall economy; the impact on the global or a regional economy due to the outbreak or escalation of hostilities or war; leadership changes, our ability to attract, integrate, develop, manage and retain qualified consultants and senior leaders; our ability to prevent our consultants from taking our clients with them to another firm; our ability to maintain our professional reputation and brand name; the fact that our net revenue is affected by adverse economic conditions; our clients’ ability to restrict us from recruiting their employees; the aggressive competition we face; our heavy reliance on information management systems; the fact that we face the risk of liability in the services we perform; the fact that data security, data privacy and data protection laws and other evolving regulations and cross-border data transfer restrictions may limit the use of our services and adversely affect our business; social, political, regulatory and legal risks in markets where we operate; any challenges to the classification of our on-demand talent as independent contractors; the impact of foreign currency exchange rate fluctuations; the fact that we may not be able to align our cost structure with net revenue; unfavorable tax law changes and tax authority rulings; our ability to realize our tax losses; the timing of the establishment or reversal of valuation allowance on deferred tax assets; any impairment of our goodwill, other intangible assets and other long-lived assets; our ability to execute and integrate future acquisitions; the fact that we have anti-takeover provisions that make an acquisition of us difficult and expensive; our ability to access additional credit; and the increased cybersecurity requirements, vulnerabilities, threats and more sophisticated and targeted cyber-related attacks that could pose a risk to our systems, networks, solutions, services and data. We caution the reader that the list of factors may not be exhaustive. For more information on these risks, uncertainties and other factors, refer to our Annual Report on Form 10-K for the year ended December 31, 2021, under the heading "Risk Factors" in Item 1A, as updated in Part II of our subsequent Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission. The forward-looking statements contained in this press release speak only as of the date of this press release. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Investors & Analysts:
Suzanne Rosenberg, Vice President, Investor Relations
srosenberg@heidrick.com

Media:
Nina Chang, Vice President, Corporate Communications
nchang@heidrick.com

Heidrick & Struggles International, Inc.
Consolidated Statements of Comprehensive Income
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,
	2022	2021	$ Change	% Change
Revenue
Revenue before reimbursements (net revenue)	$255,185	$263,825	$(8,640)	(3.3)%
Reimbursements	3,086	1,490	1,596	107.1%
Total revenue	258,271	265,315	(7,044)	(2.7)%

Operating expenses
Salaries and benefits	171,473	185,904	(14,431)	(7.8)%
General and administrative expenses	32,189	29,155	3,034	10.4%
Cost of services	17,801	18,686	(885)	(4.7)%
Research and development	5,400	—	5,400	100.0%
Restructuring charges	—	(3,262)	3,262	(100.0)%
Reimbursed expenses	3,086	1,490	1,596	107.1%
Total operating expenses	229,949	231,973	(2,024)	(0.9)%

Operating income	28,322	33,342	(5,020)	(15.1)%

Non-operating income (expense)
Interest, net	1,255	90
Other, net	(43)	145
Net non-operating income	1,212	235

Income before income taxes	29,534	33,577

Provision for income taxes	8,708	9,079

Net income	20,826	24,498

Other comprehensive loss, net of tax	(5,454)	(661)

Comprehensive income	$15,372	$23,837

Weighted-average common shares outstanding
Basic	19,816	19,569
Diluted	20,413	20,240

Earnings per common share
Basic	$1.05	$1.25
Diluted	$1.02	$1.21

Salaries and benefits as a % of net revenue	67.2%	70.5%
General and administrative expenses as a % of net revenue	12.6%	11.1%
Cost of services as a % of net revenue	7.0%	7.1%
Research and development as a % of net revenue	2.1%	—%
Operating margin	11.1%	12.6%

Heidrick & Struggles International, Inc.
Segment Information
(In thousands)
(Unaudited)

	Three Months Ended September 30,
	2022	2021	$ Change	% Change	2022 Margin[1]	2021 Margin[1]
Revenue
Executive Search
Americas	$143,747	$148,844	$(5,097)	(3.4)%
Europe	41,141	42,676	(1,535)	(3.6)%
Asia Pacific	27,919	30,126	(2,207)	(7.3)%
Total Executive Search	212,807	221,646	(8,839)	(4.0)%
On-Demand Talent	23,247	24,287	(1,040)	(4.3)%
Heidrick Consulting	19,131	17,892	1,239	6.9%
Revenue before reimbursements (net revenue)	255,185	263,825	(8,640)	(3.3)%
Reimbursements	3,086	1,490	1,596	107.1%
Total revenue	$258,271	$265,315	$(7,044)	(2.7)%

Operating income (loss)
Executive Search
Americas[2]	$39,741	$38,972	$769	2.0%	27.6%	26.2%
Europe[3]	5,652	4,795	857	17.9%	13.7%	11.2%
Asia Pacific	4,503	4,712	(209)	(4.4)%	16.1%	15.6%
Total Executive Search	49,896	48,479	1,417	2.9%	23.4%	21.9%
On-Demand Talent[4]	(276)	881	(1,157)	(131.3)%	(1.2)%	3.6%
Heidrick Consulting[5]	(2,000)	(2,556)	556	21.8%	(10.5)%	(14.3)%
Total segments	47,620	46,804	816	1.7%	18.7%	17.7%
Research and Development	(5,400)	—	(5,400)	(100.0)%	(2.1)%	—%
Global Operations Support[6]	(13,898)	(13,462)	(436)	(3.2)%	(5.4)%	(5.1)%
Total operating income	$28,322	$33,342	$(5,020)	(15.1)%	11.1%	12.6%

1 Margin based on revenue before reimbursements (net revenue).
2 Includes restructuring reversals of $2.9 million for the three months ended September 30, 2021.
3 Includes restructuring charges of less than $0.1 million for the three months ended September 30, 2021.
4 Includes a fair value adjustment to reduce the On-Demand Talent earnout by $0.5 million for the three months ended
September 30, 2022.
5 Includes restructuring reversals of $0.3 million for the three months ended September 30, 2021.
6 Includes restructuring reversals of $0.1 million for the three months ended September 30, 2021.

Heidrick & Struggles International, Inc.
Consolidated Statements of Comprehensive Income
(In thousands, except per share amounts)
(Unaudited)

	Nine Months Ended September 30,
	2022	2021	$ Change	% Change
Revenue
Revenue before reimbursements (net revenue)	$837,747	$717,462	$120,285	16.8%
Reimbursements	7,170	3,819	3,351	87.7%
Total revenue	844,917	721,281	123,636	17.1%

Operating expenses
Salaries and benefits	580,602	513,321	67,281	13.1%
General and administrative expenses	97,186	83,876	13,310	15.9%
Cost of services	53,192	34,817	18,375	52.8%
Research and development	14,347	—	14,347	100.0%
Restructuring charges	—	3,792	(3,792)	(100.0)%
Reimbursed expenses	7,170	3,819	3,351	87.7%
Total operating expenses	752,497	639,625	112,872	17.6%

Operating income	92,420	81,656	10,764	13.2%

Non-operating income (loss)
Interest, net	1,664	207
Other, net	(1,740)	6,260
Net non-operating income (loss)	(76)	6,467

Income before income taxes	92,344	88,123

Provision for income taxes	28,902	28,028

Net income	63,442	60,095

Other comprehensive loss, net of tax	(14,060)	(1,349)

Comprehensive income	$49,382	$58,746

Weighted-average common shares outstanding
Basic	19,723	19,489
Diluted	20,558	20,259

Earnings per common share
Basic	$3.22	$3.08
Diluted	$3.09	$2.97

Salaries and benefits as a % of net revenue	69.3%	71.5%
General and administrative expenses as a % of net revenue	11.6%	11.7%
Cost of services as a % of net revenue	6.3%	4.9%
Research and development as a % of net revenue	1.7%	—%
Operating margin	11.0%	11.4%

Heidrick & Struggles International, Inc.
Segment Information
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2022	2021	$ Change	% Change	2022 Margin[1]	2021 Margin[1]
Revenue
Executive Search
Americas	$482,320	$412,740	$69,580	16.9%
Europe	139,017	125,228	13,789	11.0%
Asia Pacific	87,928	87,429	499	0.6%
Total Executive Search	709,265	625,397	83,868	13.4%
On-Demand Talent	68,981	43,006	25,975	60.4%
Heidrick Consulting	59,501	49,059	10,442	21.3%
Revenue before reimbursements (net revenue)	837,747	717,462	120,285	16.8%
Reimbursements	7,170	3,819	3,351	87.7%
Total revenue	$844,917	$721,281	$123,636	17.1%

Operating income (loss)
Executive Search
Americas[2]	$123,842	$99,822	$24,020	24.1%	25.7%	24.2%
Europe[3]	15,661	13,314	2,347	17.6%	11.3%	10.6%
Asia Pacific[4]	13,469	13,241	228	1.7%	15.3%	15.1%
Total Executive Search	152,972	126,377	26,595	21.0%	21.6%	20.2%
On-Demand Talent[5]	(1,207)	1,034	(2,241)	NM	(1.7)%	2.4%
Heidrick Consulting[6]	(4,492)	(10,897)	6,405	58.8%	(7.5)%	(22.2)%
Total segments	147,273	116,514	30,759	26.4%	17.6%	16.2%
Research and Development	(14,347)	—	(14,347)	(100.0)%	(1.7)%	—%
Global Operations Support[7]	(40,506)	(34,858)	(5,648)	(16.2)%	(4.8)%	(4.9)%
Total operating income	$92,420	$81,656	$10,764	(13.2)%	11.0%	11.4%

1 Margin based on revenue before reimbursements (net revenue).
2 Includes restructuring charges of $3.9 million for the nine months ended September 30, 2021.
3 Includes restructuring reversals of $0.1 million for the nine months ended September 30, 2021.
4 Includes restructuring reversals of $0.1 million for the nine months ended September 30, 2021.
5 Includes a fair value adjustment to reduce the On-Demand Talent earnout by $0.5 million for the nine months ended
September 30, 2022.
6 Includes restructuring charges of $0.4 million for the nine months ended September 30, 2021.
7 Includes restructuring reversals of $0.2 million for the nine months ended September 30, 2021.

Heidrick & Struggles International, Inc.
Reconciliation of Operating Income and Adjusted Operating Income (Non-GAAP)
(In thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenue before reimbursements (net revenue)	$255,185	$263,825	$837,747	$717,462

Operating income	28,322	33,342	92,420	81,656

Adjustments
Earnout adjustment[1]	(507)	—	(507)	—
Restructuring charges[2]	—	(3,262)	—	3,792
Total adjustments	(507)	(3,262)	(507)	3,792

Adjusted operating income	$27,815	$30,080	$91,913	$85,448

Operating margin	11.1%	12.6%	11.0%	11.4%
Adjusted operating margin	10.9%	11.4%	11.0%	11.9%

1 The Company recorded a fair value adjustment to reduce the On-Demand Talent earnout by $0.5 million for the three and nine months ended September 30, 2022.
2 The Company incurred restructuring reversals of $3.3 million and restructuring charges of $3.8 million for the three and nine months ended September 30, 2021, respectively.

Heidrick & Struggles International, Inc.
Reconciliation of Net Income and Adjusted Net Income (Non-GAAP)
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net income	$20,826	$24,498	$63,442	$60,095

Adjustments
Earnout adjustment, net of tax[1]	(350)	—	(350)	—
Restructuring charges, net of tax[2]	—	(2,075)	—	2,642
Total adjustments	(350)	(2,075)	(350)	2,642

Adjusted net income	$20,476	$22,423	$63,092	$62,737

Weighted-average common shares outstanding
Basic	19,816	19,569	19,723	19,489
Diluted	20,413	20,240	20,558	20,259

Earnings per common share
Basic	$1.05	$1.25	$3.22	$3.08
Diluted	$1.02	$1.21	$3.09	$2.97

Adjusted earnings per common share
Basic	$1.03	$1.15	$3.20	$3.22
Diluted	$1.00	$1.11	$3.07	$3.10

1 The Company recorded a fair value adjustment to reduce the On-Demand Talent earnout by $0.5 million for the three and nine months ended September 30, 2022.
2 The Company incurred restructuring reversals of $3.3 million and restructuring charges of $3.8 million for the three and nine months ended September 30, 2021, respectively.

Heidrick & Struggles International, Inc.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	September 30, 2022	December 31, 2021

Current assets
Cash and cash equivalents	$275,468	$545,225
Marketable securities	180,507	—
Accounts receivable, net	190,893	133,750
Prepaid expenses	27,322	21,754
Other current assets	41,578	41,449
Income taxes recoverable	4,348	3,210
Total current assets	720,116	745,388

Non-current assets
Property and equipment, net	29,317	27,085
Operating lease right-of-use assets	69,400	72,320
Assets designated for retirement and pension plans	10,961	12,715
Investments	31,728	36,051
Other non-current assets	26,379	23,377
Goodwill	138,069	138,524
Other intangible assets, net	6,998	9,169
Deferred income taxes	40,285	42,169
Total non-current assets	353,137	361,410

Total assets	$1,073,253	$1,106,798

Current liabilities
Accounts payable	$17,248	$20,374
Accrued salaries and benefits	375,430	409,026
Deferred revenue	43,547	51,404
Operating lease liabilities	17,854	19,332
Other current liabilities	59,301	24,554
Income taxes payable	5,224	10,004
Total current liabilities	518,604	534,694

Non-current liabilities
Accrued salaries and benefits	56,742	73,779
Retirement and pension plans	48,730	55,593
Operating lease liabilities	60,396	65,625
Other non-current liabilities	4,250	41,087
Total non-current liabilities	170,118	236,084

Total liabilities	688,722	770,778

Stockholders’ equity	384,531	336,020

Total liabilities and stockholders’ equity	$1,073,253	$1,106,798

Heidrick & Struggles International, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended September 30,
	2022	2021
Cash flows - operating activities
Net income	$20,826	$24,498
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,583	4,534
Deferred income taxes	(730)	(347)
Stock-based compensation expense	4,209	2,820
Accretion expense related to earnout payments	275	182
Gain on marketable securities	(113)	—
Loss on disposal of property and equipment	67	12
Changes in assets and liabilities:
Accounts receivable	20,030	(13,897)
Accounts payable	694	434
Accrued expenses	91,867	113,697
Restructuring accrual	—	(361)
Deferred revenue	(4,386)	3,575
Income taxes recoverable and payable, net	2,453	2,422
Retirement and pension plan assets and liabilities	179	7
Prepaid expenses	(1,967)	(1,742)
Other assets and liabilities, net	2,477	(18,715)
Net cash provided by operating activities	138,464	117,119

Cash flows - investing activities
Capital expenditures	(3,940)	(1,196)
Purchases of marketable securities and investments	(180,739)	(326)
Proceeds from sales of marketable securities and investments	226	338
Net cash used in investing activities	(184,453)	(1,184)

Cash flows - financing activities
Cash dividends paid	(3,120)	(2,862)
Net cash used in financing activities	(3,120)	(2,862)

Effect of exchange rate fluctuations on cash, cash equivalents and restricted cash	(12,031)	(2,595)

Net increase (decrease) in cash, cash equivalents and restricted cash	(61,140)	110,478
Cash, cash equivalents and restricted cash at beginning of period	336,650	237,848
Cash, cash equivalents and restricted cash at end of period	$275,510	$348,326

Heidrick & Struggles International, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2022	2021
Cash flows - operating activities
Net income	$63,442	$60,095
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	7,824	16,576
Deferred income taxes	(976)	(1,486)
Stock-based compensation expense	11,691	8,672
Accretion expense related to earnout payments	820	363
Gain on marketable securities	(113)	(1)
Loss on disposal of property and equipment	376	127
Changes in assets and liabilities, net of effects of acquisition:
Accounts receivable	(64,753)	(84,877)
Accounts payable	(3,250)	2,931
Accrued expenses	(32,414)	89,405
Restructuring accrual	—	(5,024)
Deferred revenue	(5,913)	6,453
Income taxes recoverable and payable, net	(5,661)	14,937
Retirement and pension plan assets and liabilities	3,476	1,443
Prepaid expenses	(6,637)	(7,724)
Other assets and liabilities, net	(8,960)	(37,114)
Net cash provided by (used in) operating activities	(41,048)	64,776

Cash flows - investing activities
Acquisition of business, net of cash acquired	—	(31,969)
Capital expenditures	(8,176)	(3,902)
Purchases of marketable securities and investments	(186,097)	(1,997)
Proceeds from sales of marketable securities and investments	1,216	20,653
Net cash used in investing activities	(193,057)	(17,215)

Cash flows - financing activities
Cash dividends paid	(9,343)	(8,927)
Payment of employee tax withholdings on equity transactions	(3,219)	(3,090)
Net cash used in financing activities	(12,562)	(12,017)

Effect of exchange rate fluctuations on cash, cash equivalents and restricted cash	(23,082)	(3,707)

Net increase (decrease) in cash, cash equivalents and restricted cash	(269,749)	31,837
Cash, cash equivalents and restricted cash at beginning of period	545,259	316,489
Cash, cash equivalents and restricted cash at end of period	$275,510	$348,326

Heidrick & Struggles International, Inc.
Reconciliation of Net Income and Operating Income to Adjusted EBITDA (Non-GAAP)
(In thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenue before reimbursements (net revenue)	$255,185	$263,825	$837,747	$717,462

Net income	20,826	24,498	63,442	60,095
Interest, net	(1,255)	(90)	(1,664)	(207)
Other, net	43	(145)	1,740	(6,260)
Provision for income taxes	8,708	9,079	28,902	28,028
Operating income	28,322	33,342	92,420	81,656

Adjustments
Stock-based compensation expense	3,778	2,846	10,804	8,311
Depreciation	1,785	1,774	5,403	5,311
Intangible amortization	799	751	2,421	1,752
Earnout accretion	276	182	820	363
Earnout fair value adjustments	(507)	—	(507)	—
Acquisition contingent consideration	911	475	2,971	1,398
Deferred compensation plan	(2,102)	(606)	(8,589)	1,949
Restructuring charges	—	(3,262)	—	3,792
Total adjustments	4,940	2,160	13,323	22,876

Adjusted EBITDA	$33,262	$35,502	$105,743	$104,532
Adjusted EBITDA margin	13.0%	13.5%	12.6%	14.6%